Exhibit 99.1

MIDDLESEX WATER COMPANY REPORTS

2011 OPERATING RESULTS

ISELIN, NJ, March 8, 2012 - Middlesex Water Company (NASDAQ:MSEX) (“Middlesex” or the “Company”), a provider of water, wastewater and related services, primarily in New Jersey and Delaware, today announced net income for the year ended December 31, 2011 was $13.4 million, down 6.2% from $14.3 million, for the same period in 2010. On a fully diluted basis, earnings per share were $0.84 for 2011, compared to $0.96 in 2010.

Consolidated operating revenues were $102.1 million for the year ended December 31, 2011, compared to $102.7 million in 2010.

Middlesex President and Chief Executive Officer Dennis W. Doll said, “Cooler temperatures and abnormally higher precipitation during the second and third quarters resulted in lower water consumption in both New Jersey and Delaware. Also impacting revenues were lower connection fees due to a continued depressed housing market in Delaware. We are at the end of the cycle for current rates for our two largest utilities and have filed for rate relief in both New Jersey and Delaware. An interim 10.49% rate increase was implemented in mid-November 2011 for our Delaware water operations. We expect those filings to deliver their full value in the third quarter of 2012,” added Doll.

2011 Operating Results

In addition to the weather-related consumption declines across all classes of customers in New Jersey and Delaware, revenues also decreased due to the conclusion of a temporary water supply contract and an oil refinery wastewater operating contract. Revenues also declined with the transfer in August 2011 of the LineCare contracts in a new marketing agreement with HomeServe USA.

Operations and maintenance expenses for the year ended December 31, 2011 increased $1.2 million, or 2.1%, from 2010, largely due to increased labor, employee healthcare and post retirement benefit plan expenses, scheduled increases in subcontractor charges at our Utility Service Affiliates (Perth Amboy) Inc. subsidiary, increased net costs from the implementation of our technology platform, and increased transportation charges due to higher average fuel prices. Depreciation expense for 2011 rose by $0.5 million or 5.4%, due to a higher level of utility plant in service.

Fourth Quarter 2011

  For the three month period ended December 31, 2011, operating revenues were $23.3 million, down from $25.0 million for the same period in 2010. Total operating expenses were $19.1 million, down from $19.6 million for the same period in 2010. Net income decreased 21.5% to $2.0 million, down from $2.6 million for the same period in 2010.

Company Quarterly Dividend

Middlesex Water paid a quarterly dividend of $0.1850 per share on the Common Stock on March 1, 2012, to stockholders of record as of February 15, 2012. The Company has paid cash dividends in varying amounts continually since 1912.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy) Inc. The Company also provides contract operations services through its non-regulated subsidiary, Utility Service Affiliates, Inc. The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware. The Company serves customers in Shohola, Pennsylvania through its subsidiary, Twin Lakes Utilities, Inc. These companies are also subject to various Federal and State regulatory agencies concerning water, and wastewater effluent quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

www.middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share amounts)

	Years Ended December 31,		Quarters Ended December 31,
	2011	2010	2011	2010

Operating Revenues	$102,069	$102,735	$23,300	$24,967

Operating Expenses:
Operations and Maintenance	56,634	55,481	13,874	14,276
Depreciation	9,746	9,244	2,496	2,417
Other Taxes	11,488	11,413	2,751	2,881

Total Operating Expenses	77,868	76,138	19,121	19,574

Operating Income	24,201	26,597	4,179	5,393

Other Income (Expense):
Allowance for Funds Used During Construction	821	970	195	185
Other Income	1,523	912	405	380
Other Expense	(195)	(438)	(15)	(257)

Total Other Income, net	2,149	1,444	585	308

Interest Charges	6,376	6,925	1,745	1,800

Income before Income Taxes	19,974	21,116	3,019	3,901

Income Taxes	6,527	6,786	970	1,291

Net Income	13,447	14,330	2,049	2,610

Preferred Stock Dividend Requirements	206	207	51	51

Earnings Applicable to Common Stock	$13,241	$14,123	$1,998	$2,559

Earnings per share of Common Stock:
Basic	$0.85	$0.96	$0.12	$0.16
Diluted	$0.84	$0.96	$0.12	$0.16